Exhibit 99.1

Acreage Appoints Chief Operating Officer and Announces Senior Leadership Update

Dennis Curran, former GSK & P&G Executive, named COO of Acreage

New York, NY - March  1, 2022 - Acreage Holdings, Inc. (“Acreage” or the “Company”) (CSE: ACRG.A.U, ACRG.B.U), (OTCQX: ACRHF, ACRDF), a vertically integrated, multi-state operator of cannabis cultivation and retailing facilities in the U.S., today announced the appointment of Dennis Curran as the Company’s Chief Operating Officer (“COO”). The Company also announced the resignation of James Doherty, General Counsel, effective April 30, 2022, and has launched a national search for his successor.

“Over the last year, we have made significant strides to strengthen our management team, and today we further these efforts with the addition of Dennis as our new COO,” said Peter Caldini, CEO of Acreage Holdings. “Dennis has a distinguished track record leading consumer-focused businesses through operational growth strategies, and we are confident he brings the right skill set to us as we capitalize on the excellent work our team accomplished over the last year. We are excited for all the opportunities this new year will bring us and we welcome Dennis to the Acreage family.”

Dennis Curran, COO of Acreage, said: “I’m thrilled to be joining the Acreage team at such an exciting time. The Company has done phenomenal work over the last year to become profitable and to reposition the business for growth in several key markets. I look forward to contributing to the future success of Acreage.”

Dennis Curran brings over 35 years of leadership experience in the areas of product categories, sales, trade channels, distributor management, marketing, and business maturity in both domestic and international markets. Before joining Acreage, he was the Chief Customer Officer at GSK Consumer Healthcare and was responsible for delivering sales, profitability, and innovation for the United States, the business’ largest market.  Prior to GSK, Mr. Curran had a career spanning 29 years with Procter and Gamble (P&G) in both the US and Europe working with some of the world’s leading consumer brands.  His last role at P&G was Regional Manager and President for P&G’s North American Prestige business. Mr. Curran was responsible for overseeing sales, marketing, operations, and communications for various prestige brands with a portfolio worth roughly $550 million.  Dennis will be replacing Robert J. Daino who as previously announced will be retiring at the end of March.

Mr. Caldini concluded, “On behalf of the Acreage family, I also would like to thank Jim Doherty for all his hard work over the past four years and wish him the best as he returns to private practice. Jim has been a key player in Acreage’s growth, overseeing acquisitions, mergers, and compliance, and assisting in raising significant funding. We are all grateful for the diligence and enthusiasm he brought in helping to transform this company into what it is today.”

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About Acreage Holdings, Inc.

Acreage is a multi-state operator of cannabis cultivation and retailing facilities in the U.S., including the company’s national retail store brand, The Botanist. With its principal address in New York City, Acreage’s wide range of national and regionally available cannabis products include the award-winning The Botanist brand, the premium brand Superflux in Illinois, Massachusetts, and Ohio, the Tweed brand, the Prime medical brand in Pennsylvania, the Innocent brand in Illinois, and others. Acreage also owns Universal Hemp, LLC, a hemp subsidiary dedicated to the distribution, marketing, and sale of CBD products throughout the U.S. Since its founding in 2011, Acreage has focused on building and scaling operations to create a seamless, consumer-focused, branded experience. Learn more at www.acreageholdings.com and follow us on Twitter, LinkedIn, Instagram, and Facebook.

For more information and documents related to the Acreage, please visit: https://investors.acreageholdings.com

For more information, contact:

Steve Goertz

Chief Financial Officer

investors@acreageholdings.com

Courtney Van Alstyne

MATTIO Communications

ir@mattio.com

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